Exhibit 99.1


Johnson & Johnson Elects to Increase Ownership Stake in Discovery Through Conversion of Series C Preferred Stock

DOYLESTOWN, Pa.--(BW HealthWire)--March 8, 2000--Discovery Laboratories, Inc. (NASDAQ Small Cap: DSCO, DSCOU) announced today that it has received a conversion notice from the licensor of its Surfaxin(R) technology, Johnson & Johnson (J&J). J&J was the exclusive owner of the Discovery Series C Preferred Stock.

"We are extremely pleased that J&J has elected to increase its ownership stake in Discovery," said Robert J. Capetola, Ph.D., CEO of Discovery and himself a 17-year veteran of J&J. "We take this as a vote of confidence in Surfaxin(R) as well as Discovery Laboratories," added Capetola. Following the conversion of the Series C Preferred Stock, Discovery has no more Preferred Stock in its capital structure, nor any debt.

Discovery is a bio-pharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery is developing Surfaxin(R) to treat respiratory distress syndrome (RDS) in premature infants, meconium aspiration syndrome (MAS) in full term babies and direct acute respiratory distress syndrome (ARDS). Surfaxin(R) is currently the subject of a pivotal Phase 3 trial in MAS. Discovery is also developing SuperVent(TM) to treat cystic fibrosis (CF). Discovery has recently completed enrollment in a Phase 2 trial of SuperVent(TM) in CF and expects to announce results soon. More information about Discovery is available on the company's web site at: www.discoverylabs.com

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the company's filings with the Securities and Exchange Commission.